EXHIBIT 99.1

Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP RECEIVES EXTENSION FROM NYSE
San Juan, Puerto Rico, October 3, 2006 — First BanCorp (NYSE:FBP) today announced that it has received an extension for continued listing and trading on the New York Stock Exchange (NYSE) through April 3, 2007, subject to the NYSE’s ongoing monitoring of the Corporation’s 2005 10-K filing efforts. In addition, in the event that First BanCorp does not complete and file its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission by April 3, 2007, the NYSE advised First BanCorp that it will move forward with the initiation of suspension and delisting procedures.
As previously announced, First BanCorp expects to file the quarterly reports on Form 10-Q for the interim periods of the year ended December 31, 2005 and the annual report on Form 10-K for the year ended December 31, 2005 during the first quarter of 2007. Thereafter, First BanCorp expects to file its quarterly reports for the corresponding quarters of 2006.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state- chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 139 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands,

FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made and to advise readers that various factors, including its ability to satisfy the NYSE that its progress in preparing its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 continues to justify the continued listing of its securities for trading on the NYSE, the interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the impact of the Corporation’s restated financial statements on customers and lenders, the ability to fund operations, changes in the interest rate environment, including the impact on the Corporation’s financial statements for periods prior to April 3, 2006 of changes in the value of interest rate swaps resulting from changes in interest rates, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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